Exhibit 99.1

IVAX DIAGNOSTICS APPOINTS KEVIN D. CLARK

CHIEF OPERATING OFFICER

MIAMI—(BUSINESS WIRE)—September 20, 2007—IVAX Diagnostics, Inc. (AMEX:IVD) announced today that, effective September 17, 2007, Kevin D. Clark has been appointed Chief Operating Officer of IVAX Diagnostics. In addition to serving as Chief Operating Officer of IVAX Diagnostics, Mr. Clark will continue to serve as Chief Operating Officer of ImmunoVision, Inc., IVAX Diagnostics’ wholly-owned subsidiary which develops, manufactures and markets autoimmune reagents and research products for use by research laboratories and commercial diagnostic manufacturers.

Mr. Clark, age 44, has served as Chief Operating Officer of ImmunoVision since 1987 and served as President of ImmunoVision from 1987 through 1995. Mr. Clark was a founding member of the Arkansas Biotech Association and, from 1995 through 2004, served as its Executive Vice President, and in 2002, served as its President. Since 2003, Mr. Clark has served as a member of the Executive Committee of the University of Arkansas Technology Development Foundation, a non-profit foundation for the commercialization of technology developed at the University of Arkansas in Fayetteville. From 2000 to 2003, Mr. Clark was a member of the Advisory Board of Arkansas BioVentures, a state and federally funded incubator program for biotechnology.

About IVAX Diagnostics, Inc.

IVAX Diagnostics, Inc., headquartered in Miami, Florida, develops, manufactures and markets proprietary diagnostic reagents, instrumentation, and software in the United States and Italy through its three subsidiaries: Diamedix Corporation, Delta Biologicals S.r.l., and ImmunoVision, Inc. Teva Pharmaceutical Industries Limited, through its wholly-owned IVAX Corporation subsidiary, owns approximately 72% of IVAX Diagnostics, Inc.

Contact:	Duane M. Steele
IVAX Diagnostics, Inc.
305-324-2338
www.ivaxdiagnostics.com